Exhibit 10.1

Settlement Agreement and Amendment to Share Exchange Agreement

by and between

Cannabis Global, Inc., a Nevada corporation

and

Marijuana Company of America, Inc., a Utah corporation

This Settlement Agreement and Amendment to Share Exchange Agreement (“Agreement”) is entered into June 9, 2021 (“Effective Date”) by and between Cannabis Global, Inc. (“CGI”), a Nevada corporation and Marijuana Company of America, Inc. (“MCOA”). CGI and MCOA may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on September 30, 2020, the Parties entered into that certain Share Exchange Agreement attached as Exhibit 1 hereto and incorporated herein by reference as completely set out.

WHEREAS, pursuant to Article II of the Share Exchange Agreement, the Parties agreed to an exchange transaction whereby each would receive the equivalent number of common shares equal to $650,000, valued for purposes of the exchange at the closing price of the Parties common stock on September 19, 2020. Further, the Share Exchange Agreement provided that a quarterly review of the Parties stock price would occur, possibly resulting in an adjustment and issuances of additional shares of common stock to true up the Parties respective holdings of exchanged shares in the event that the Parties price for its respective common stock yielded a value of less than $650,000.

WHEREAS, CGI’s price of its common stock at inception of the Share Exchange Agreement was $0.09 per share. CGI has not conducted quarterly reviews of its common stock pursuant to Article II, Sections 2.3 and 2.4 of the Share Exchange Agreement.

WHEREAS, as of June 7, 2021, the price of the CGI’s common stock was $0.0829 per share.

WHEREAS, the Parties met and conferred in good faith, and agreed to certain amendments to the Share Exchange Agreement, including the deletion of Article II, Sections 2.3 and 2.4, in exchange for CGI’s issuance to MCOA of 618,000 shares of common stock and a mutual release of claims.

WHEREAS, pursuant to Article VI of the Share Exchange Agreement, and as a condition to closing, the Parties agreed to enter into a Lock Up and Leak Out Agreement concerning the exchanged shares. The Lock Up Leak Out Agreement is included in Exhibit 1 attached hereto and incorporated herein by reference.

WHEREAS, pursuant to Article VIII, Section 8.3, the Parties were authorized to amend or waive any portion of the Share Exchange Agreement in a signed writing by MCOA and CGI.

WHEREAS, the Parties, having met and conferred, are agreeable to amending the Share Exchange Agreement by waiving the applicability of the Lock Up and Leak Out Agreement to the exchanged shares, and the deletion of Article II, Sections 2.3 and 2.4 of the Share Exchange Adjustment.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amended Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CGI and MCOA agree as follows:

ARTICLE I

INCORPORATION OF RECITALS

Section 1.01 The Parties incorporate by reference the Recitals clauses above, including any Exhibits referenced therein, as material parts of this Amended Agreement. The Parties waive any rule of construction that would disallow a court of competent jurisdiction from utilizing the Recitals clauses to interpret or enforce this Amended Agreement.

ARTICLE II

AMENDMENTS AND WAIVERS TO SHARE EXCHANGE AGREEMENT

ISSUANCE DUE BY CGI

Section 2.01 The Parties agree to amend the Share Exchange Agreement by waiving the provisions of Article VI, Section 6.1(b) requiring the execution, delivery and effectiveness of the Lock Up Agreement referenced in Exhibit 1 as a condition to the closing of the share exchange and sale of the common stock exchanged between the Parties.

Section 2.02 The Parties agree to amend the Share Exchange Agreement by deleting Article II, Sections 2.3 and 2.4, requiring a quarterly review and conditional true up adjustments issuing additional shares of common stock to maintain the value of each Party’s exchange shares at $650,000 respectively. As consideration for the deletion of Article II, Sections 2.3 and 2.4, CGI shall issue to MCOA 618,000 shares of restricted common stock.

Section 2.03 The Parties confirm that the unamended portions of the Share Exchange Agreement remain in full force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Organization, Power, Standing. MCOA is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah. CGI is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Each Party has all requisite corporate power and is in good standing in each jurisdiction where such authorization is required to conduct the Business as currently conducted by it as of the date of this Agreement.

Section 3.02 Authorization and Approval of the Agreement. The Parties have the sole power and authority to execute this Agreement to which it is a Party. The execution, delivery and performance by the respective Parties of the Agreement, and the consummation by it of the amendments to the Exchange Agreement, have been duly authorized by all necessary company action by the Parties and no further action by the Parties or any of its directors or shareholders is required. This Agreement has been, or will be, at the Effective Date, duly executed and delivered by the Parties and constitutes the legal, valid and binding obligation of the Parties, enforceable against the Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

Section 3.03 No Conflict; Third-Party Consents. The execution and delivery of this Agreement does not, and the performance and consummation of the amendments will not (i) violate or conflict with the provisions of the Articles of Organization, Incorporation or By-Laws of the Parties, (ii) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any contract, instrument, or other obligation to which the Parties are a party or any of the Parties properties or assets are subject, or (iii) result in a breach or violation by the Parties of any of the terms, conditions or provisions of any Law or Order.

Section 3.04 Approvals. No consent, approval or authorization of, or registration with, any Person or Governmental Entity is required in connection with the execution or delivery this Agreement or the consummation of the amendments to the Exchange Agreement by the Parties.

Section 3.05 Purchase Entirely for Own Account. Each Party confirms that the shares of Common Stock acquired by exchange in the Exchange Agreement, as amended, are acquired for investment for their own respective accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any Securities Laws.

Section 3.06 Rule 144. The Parties are familiar with Rule 144 as amended. The Parties represent that each will comply with Rule 144 in making sales of the common stock acquired in the Exchange Agreement, including complying with any volume limitation applicable to the Parties by virtue of their respective percentage share ownership and the filing of long Form 144 with the SEC.

ARTICLE IV

MUTUAL RELEASE OF CLAIMS

Section 4.01 Immediately upon satisfaction of this settlement agreement by means of CGI’s issuance of securities, the remainder of this agreement shall go into effect. Except as provided for herein, and in further consideration of the mutual covenants hereto, CGI and MCOA agree on behalf of themselves, and their respective successors, assigns, officers, directors, shareholders, attorneys, employees, agents, independent contractors, affiliates, control persons, administrators, and any and all persons or business entities acting by and through each of them as the case may be, to irrevocably and unconditionally remise, release, acquit, satisfy and forever discharge each other, specifically including their agents, directors, officers, affiliates, employees representatives, insurance carriers, attorneys, divisions and subsidiaries, (and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys of such divisions and subsidiaries), and their predecessors, successors, administrators and assigns, and all persons acting by, through, under, or in concert with any of them (collectively "Releases"), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out of the facts contained in the Recitals, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds.

Article V

MISCELLANEOUS

Section 5.01 Amendments; Waivers. This Amended Agreement and any Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Amended Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 5.02 Exhibits; Integration. Each Exhibit delivered pursuant to the terms of this Amended Agreement shall be in writing and shall constitute a part of this Amended Agreement. This Amended Agreement, together with such Exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

Section 5.03 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Nevada without regard to the choice of Law principles thereof. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Las Vegas and the United States District Court for Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Amended Agreement. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under Exchange Agreement or Nevada law. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.04 No Assignment. Neither this Amended Agreement nor any rights or obligations hereunder are assignable without the prior written consent of the other Party.

Section 5.05 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 5.06 Counterparts. This Amended Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. A signed copy of this Agreement delivered by facsimile or by other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy.

Section 5.07 Parties in Interest. This Amended Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Amended Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Amended Agreement. Nothing in this Amended Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Amended Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended Agreement to be executed by its duly authorized officers as of the Effective Date first above written.

CANNABIS GLOBAL, INC.	MARIJUANA COMPANY OF AMERICA, INC.

By: /s/ Arman Tabatabaei	By: Jesus Quintero
Arman Tabatabaei	Jesus Quintero
CEO, CFO	CEO, CFO